MORNETPlus Desktop Underwriter
Order Form/Software License Subscription Agreement

Subscriber Information: Please attach a User Registration form for each individual MORNETPlus user.

Please Check:
   New MORNETPlus Subscriber       Change MORNETPlus Subscriber

   Delete MORNETPlus Subscriber

If new MORNETPlus Subscriber, please indicate the number of computers on which you will install the application:__

If an existing MORNETPlus Subscriber, please provide:
MORNETPlus Subscriber ID:.      a0129sns

Please provide the following information:

Licensee Company Name: First Mortgage Network

Licensee Address: 8751 Broward Blvd
City, State, Zip Code: Plantation, FL  33324

Licensee Contact Person/Title: (will receive software)        Alfons Van Wiik

Phone Number: (954)452-0000  Fax Number:

Please enter the 9-digit Seller/Servicer Number(s) of the organization(s) for whom you will be underwriting.

Seller/Servicer Number(s)*:  1.22961-000-7  2.     -    -     3.    -   -

Billing ContactAddress:
(If different than mailing address)

Method of Distribution (Please check ONLY one):      Operating System:
      __3.5 Diskettes           X CD ROM        ___Windows 3.1   X Windows95 or
                                                   Window NT     ___Both

Institution Type (Please check one):
    X Mortgage Company     ___State Bank             ___Federal Savings and Loan
  ___Finance Company       ___Investment Bank        ___State Savings and Loan
  ___Trade Association     ___National Bank          ___State Credit Union
  ___Insurance Company     ___Mutual Savings Bank    ___Federal Credit Union

Institution Type (Please check one):
  ___Mortgage Insurer
  ___Builder Conduit
  ___Other_____________
         (please specify)

Fannie Mae Region (Please check one):
X Atlanta (SERO)  ___Chicago (MWRO)    ___Dallas (SWRO)  ___Pasadena (WRO)

___Philadelphia (NERO)

THE DESKTOP UNDERWRITER SOFTWARE IS LICENSED BY FANNIEMAE UNDER THE ACCOMPANYING TERMS AND CONDITIONS (THE "AGREEMENT"). BY EXECUTING THIS ORDER FORM BELOW, LICENSEE ACKNOWLEDGES READING THE AGREEMENT CONSISTING OF THIS PAGE AND THE FOLLOWING PAGES AND AGREES TO BE BOUND BY ALL OF ITS TERMS.

* All Seller/Servicer numbers assigned to Lender under which Lender proposes to underwrite.


                                          ACCEPTED BY:
FANNIE MAE                                Licensee Name: First Mortgage Network
Authorized Signature:                     Authorized Signature:
Name:  David M. Brashear                  Name:  David W. Larson
Title:  Vice President                    Title:  President
Date:   10/15/98                          Date:  10/14/98


Please return completed forms to:
Fannie Mae    *       MORNETPluse Registrar       *    3900 Wisconsin Avenue,
                                                       NW 6H-3E/01
                                                       Washington, DC  20016  *

                                                          FIRST MORTGAGE NETWORK


                              AMENDED AND RESTATED
                             DESKTOP UNDERWRITER(R)

           SELLER/SERVICER SOFTWARE LICENSE AND SUBSCRIPTION AGREEMENT
           -----------------------------------------------------------

1.       Introduction.

         Fannie Mae owns or is otherwise authorized to distribute the Licensed Software (as defined below). The Licensed Software is licensed to Licensee (i) for use on a company-wide basis for its own internal purposes as an Approved Lender, as described in Section 3.4(b), and
         (ii) for use by Licensee on behalf of Licensee's brokers via Licensee's multi-lender Internet site, as described in Section 3.1. This Agreement will be effective on the date it is accepted by Fannie Mae at its offices in Washington, D.C. and will remain in full force and effect until terminated as provided for herein.


2.       Definitions.

         2.1 "Approved Lender" shall mean, with respect to any particular mortgage loan sold to Fannie Mae, any mortgage lender that is a party to a Fannie Mae Mortgage Selling and Servicing Contract at the time such mortgage loan is sold to Fannie Mae.

         2.2 "Consumer Credit Data" shall mean any information obtained by Licensee, either directly or indirectly, which bears on a consumer's creditworthiness, credit standing, credit capacity, character, general reputation, personal characteristics, or mode of living (the "Seven Factors") and which is used or expected to be used or collected in whole or in part for the purpose of serving as a factor in underwriting a Mortgage Loan Application or performing a Prequalification Analysis. Such data may include, but is not limited to, data contained in:
                  (i) residential mortgage credit reports, "in-file" credit reports, or "consumer reports," as defined in the FCRA; (ii) verifications (whether "standard," "TimeSaver" or other form of alternate documentation as discussed in Fannie Mae's Selling Guide) of loans, mortgages, employment or assets;
                  (iii) the Uniform Residential Loan Application, including any attachments and/or supplements thereto; and (iv) any correspondence or communication from the consumer or any third party which includes information relating to one of the Seven Factors.

         2.3 "Credit Fetcher" shall mean that software component of the Licensed Software which: (i) facilitates the retrieval of a consumer report from a "consumer reporting agency," as defined in the FCRA, with which Licensee has a direct independent contractual relationship; and (ii) acts solely as an interface between Licensee and such consumer reporting agency in the process of obtaining a consumer report upon Licensee's request.

         2.4 "DESKTOP UNDERWRITER(R) User Kit" shall mean the Licensed Software, disk labels, warning envelopes, and any Documentation relating to the Licensed Software.

         2.5 "Documentation" shall mean Fannie Mae's standard DESKTOP UNDERWRITER(R) end user manual and quick reference materials, and any other materials relating to the Licensed Software that Fannie Mae in its sole discretion provides to Licensee.

         2.6 "FCRA" shall mean the federal Fair Credit Reporting Act, codified at 15 U.S.C. Section 1681 et seq., and the Federal Trade Commission's Official Staff Commentary (the "Commentary") to the Fair Credit Reporting Act.

         2.7 "Incident" shall mean (i) any irregularity, error, problem or defect resulting from an incorrect functioning of any version of the Licensed Software if such irregularity, error, problem or defect renders the Licensed Software incapable of meeting the specifications thereof or causes incorrect functions to occur, or (ii) an incorrect or incomplete identification, statement or diagram in the Documentation that causes the Documentation to be inaccurate or incomplete in any material respect.

         2.8 "Licensed Software" shall mean the current release of Fannie Mae's software product known as DESKTOP UNDERWRITER(R), including any related diagnostic software, consisting of machine-readable software designed to support and facilitate the electronic underwriting of Mortgage Loan Applications and/or the performance of Prequalification Analyses and, in the case of the Credit Fetcher component of the Licensed Software, designed to facilitate the communication and the exchange of data between Licensee and consumer reporting agencies accessible through Credit Fetcher, as well as the functionality for the user to remotely access third-party software, data, services or other materials. The term "Licensed Software" shall also include any modifications, updates, enhancements and releases to such software which are provided to Licensee by Fannie Mae pursuant to this Agreement.

         2.9 "Licensee" shall mean the lender identified on the order form to this Agreement, which lender is a party to a Mortgage Selling and Servicing Contract with Fannie Mae. Licensee is also the owner and operator of Licensee's Site, which will make recommendations and findings by the Licensed Software available to Participating Brokers through Licensee's Site under the terms of the Agreement.

         2.10 "Licensee's Site" shall mean a multi-lender site accessible by Participating Brokers and lenders where (i) the Participating Brokers will be able to input data to, and obtain recommendations and findings from, the Licensed Software via Licensee's operation of Licensee's Site; and (ii) the lenders will be able to consider mortgage loans submitted by the Participating Brokers through the site.

         2.11 "Loan Documents" shall mean those Third-Party Licensor forms provided with the Licensed Software as a convenience to Licensee. These forms consist of the uniform residential loan application and any continuation sheet or supplement thereto.

         2.12 "Losses" shall mean any liabilities, claims, actions, suits, proceedings, judgments, losses, damages, deficiencies, costs and expenses. However, the term "Losses" shall not include legal and other expenses incurred in defending an indemnifiable claim under Section 7.14 or Section 14 for which the financial responsibilities of the parties are specified in
                  Section 15.

         2.13 "Marks" shall mean a party's trade names, trademarks, logos and service marks. Without limiting the generality of the foregoing, Licensee acknowledges that Fannie Mae's Marks include "Fannie Mae(R)," "MORNET(R)," "MORNETPlus(R)," and "DESKTOP UNDERWRITER(R)".

         2.14 "MORNETPlus(R) Hotline" shall mean the telephone support hotline Fannie Mae makes available to facilitate the reporting and resolution of Incidents.

         2.15 "MORNETPlus(R) Network" shall mean the value-added computer network operated by Fannie Mae for the mortgage industry.

         2.16 "Mortgage Loan Application" shall refer to the submission by a mortgage loan applicant of financial information and identification of the specific property to secure the mortgage loan for the purpose of obtaining an underwriting decision.

         2.17 "Participating Broker" shall mean any person or entity that originates or underwrites mortgage loans or performs Prequalification Analyses for lenders using Licensee's Site; provided, however, that the term "Participating Broker" shall not include Licensee or any officer or employee of Licensee, as such.

         2.18 "Prequalification Analysis" shall mean the evaluation of Consumer Credit Data with respect to a prospective mortgage loan applicant for the purpose of evaluating such prospective applicant's qualification for mortgage financing, other than in connection with a Mortgage Loan Application.

         2.19 "Proprietary Information" of a party shall mean (i) information disclosed by such party relating to product development strategy and activity, corporate assessments and strategic plans, financial and statistical information, accounting information, software, systems, processes, formulae, inventions, discoveries, policies, guidelines, procedures, practices, disputes or litigation, (ii) other confidential, proprietary or trade secret information disclosed by such party that is identified in writing as such at the time of its disclosure, (iii) all other confidential, proprietary or trade secret information disclosed by such party, which a reasonable person employed in the mortgage industry would recognize as such, and (iv) information relating to such party's employees, contractors or customers which, if released, would cause an unlawful invasion of privacy. For purposes of this Agreement, information shall be deemed to be disclosed by a party if such information is disclosed by any of its affiliates, partners, officers, employees, directors, agents, contractors, representatives, successors or assigns.

         2.20 "Subscription Fees" shall mean all fees associated with set-up, connection time, dedicated lines, loan submission charges, training and specialized support and services, and any other fees as set forth in Exhibit A.

         2.21 "Third-Party Licensor" shall mean any third party which licenses the right to use and/or distribute any component of the DESKTOP UNDERWRITER(R) User Kit, owned or otherwise furnished by such third party, to Fannie Mae.

3.       Grant of Rights and Imposition of Obligations.

         3.1 Software License. Fannie Mae grants Licensee a non-exclusive, non-transferable license (i) to install and use the Licensed Software solely in executable form on any computer owned or operated by Licensee on the MORNETPlus(R) Network, including Licensee's Internet server that is used to operate Licensee's Site and that is logically and physically separated from Licensee's system, and in particular (A) to use the Licensed Software for the benefit of Participating Brokers, who input data to the Licensed Software through Licensee's Site, to transmit to Participating Brokers the output generated by the Licensed Software based on such input, and to resell the output generated by the Licensed Software in accordance with the requirements of Section 3.7(B), and (B) to use the Licensed Software for Licensee's own purposes as Approved Lender; and (ii) to use the associated Documentation.

         3.2 Right to Copy Software. Licensee may not copy the Licensed Software except (i) for making one (1) copy for backup and archival purposes, and (ii) as necessary to exercise its right to install the Licensed Software pursuant to Section 3.1(i). Licensee shall reproduce and include Fannie Mae's or any Third Party Licensor's copyright notices, trademark notices, restrictive legends and other proprietary notices on all copies of the Licensed Software, and all copies shall be subject to all terms, conditions and obligations set forth in or arising under this Agreement.

         3.3 Right to Copy Documentation. Licensee may copy the Documentation only to the extent necessary to exercise the foregoing license. Licensee shall reproduce and include Fannie Mae's copyright notices, trademark notices, restrictive legends and other proprietary notices on all copies of the Documentation and all copies shall be subject to all terms, conditions and obligations set forth in or arising under this Agreement.

         3.4 Restrictions on Use. The foregoing rights to install, use and copy various components of the DESKTOP UNDERWRITER(R) User Kit shall be subject to the following restrictions:

                  (a) Licensee shall not copy or allow copies of the DESKTOP UNDERWRITER(R) User Kit to be made, except as specifically authorized under this Agreement;

                  (b) Licensee shall only use the DESKTOP UNDERWRITER(R) User Kit for its own internal purposes and in connection with the operation of Licensee's Site, except as specifically authorized by this Agreement. Without derogating the generality of the foregoing, and, except with respect to Licensee's operation of Licensee's Site, Licensee shall not use or allow others to use the DESKTOP UNDERWRITER(R) User Kit in or in conjunction with a network, multiple computer or multiple-use arrangement, or as a part of a service bureau, except as specifically authorized under this Agreement;

                  (c) Licensee shall not resell, lease, sublicense, distribute or otherwise transfer for any purpose any component of the DESKTOP UNDERWRITER(R) User Kit to any person, firm or entity, except as specifically authorized under this Agreement;

                  (d) Licensee shall not attempt to disassemble, decompile, reverse engineer or derive the source code form of the Licensed Software;

                  (e) Licensee shall not modify or alter the Licensed Software or Documentation without Fannie Mae's prior written consent, which Fannie Mae may grant or withhold in its sole discretion;

                  (f) Licensee shall only use the DESKTOP UNDERWRITER(R) User Kit in the United States; and

                  (g) Licensee will give Fannie Mae immediate notice in writing of any changes in control of Licensee. "Control" means any material change in the current senior managment or direct or indirect ownership of Licensee. "Material change" is (i) the departure of at least two of the following from the senior management of Licensee: Messrs. Seth Werner, David Larson, Jack Rodgers and John Hogan, (iii) a change in the majority of the Licensee's Board of Directors, as constituted on the first date by which both parties have executed this Agreement, or (iii) the transfer of over 50% of the ownership of Licensee, either through one or cumulative transfers, as it existed on the first date by which both parties have executed this Agreement or a change in ownership of Licensee that results in one entity or individual owning over 50% of Licensee.

         3.5 Marketing. Subject to Licensor's rights under Section 11, Licensee agrees that it will be solely responsible for marketing Licensee's Site, including the recruitment of lenders that will be accessible via Licensee's Site and the Participating Brokers that will use Licensee's Site. Unless otherwise agreed to by Fannie Mae, Licensee agrees that the lenders accessible via Licensee's Site will be DESKTOP UNDERWRITER(R) licensees. Fannie Mae, however, agrees to make exceptions for (i) non-Fannie Mae lenders that agree to become DESKTOP UNDERWRITER(R) licensees within a specified time frame acceptable to Fannie Mae or (ii) lenders that originate non-conforming mortgage loans, provided that Licensee does not give such lenders access to the Licensed Software or any output from such Licensed Software.

         3.6 Exclusivity. For the period of ** from the first date by which both parties have executed this Agreement, ** and to which Fannie Mae has given its consent and ** The parties additionally agree that at the end of the ** period, they may decide to reinstitute these exclusivity provisions for an additional period of time.

** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the Commission.

         3.7 Unauthorized Representations. Without the express prior written consent of Fannie Mae, Licensee agrees not to (i) make any representations, statements or suggestions to a third party that purport to be or might reasonably be construed to be made on behalf of Fannie Mae, or (ii) make any representations regarding the capabilities of the Licensed Software other than those made by Fannie Mae in the most recent version of the Documentation. Notwithstanding the provisions of Section 3.7(i), Licensee may inform another licensee of the Licensed Software or a Participating Broker accessing Licensee's Site to which a case file underwritten via the Licensed Software is transferred of (A) the recommendation (e.g., "approve," "refer" or "refer with caution") generated by the Licensed Software, and (B) the "findings" generated by the Licensed Software; provided, however, that Licensee shall be permitted to appropriately tailor all such recommendations and findings so as to render each understandable and meaningful, in Licensee's judgment, to a broker or licensee viewing the same. Notwithstanding the provisions of Section 3.7(i), Licensee may likewise inform a prospective purchaser of a mortgage loan underwritten with the assistance of the Licensed Software of the recommendation and findings set forth in (A) and (B) above, and may also inform such prospective purchaser of the provisions of Section 5 relating to the limited waiver of warranty and the grant of variances, provided, however, that Licensee simultaneously informs such prospective purchaser that any recommendation rendered by the Licensed Software will not constitute an approval or denial of a Mortgage Loan Application by Fannie Mae or a commitment to purchase a loan by Fannie Mae.


4. Ownership of DESKTOP UNDERWRITER(R) User Kit.

         4.1 Ownership. Licensee acknowledges that the DESKTOP UNDERWRITER(R) User Kit and all copies thereof made by Licensee hereunder, and any and all copyrights, trademarks, trade names, trade secret or patent rights, if any, therein are the exclusive property of Fannie Mae or its Third-Party Licensors. Title to the above shall at all times remain with Fannie Mae or its Third-Party Licensors, as the case may be. Licensee further acknowledges that Licensee has no rights in the DESKTOP UNDERWRITER(R) User Kit, except those expressly granted by this Agreement.

         4.2 Protection. Licensee will take all reasonable measures requested by Fannie Mae, and/or as otherwise provided in this Agreement, to protect the DESKTOP UNDERWRITER(R) User Kit from any use, reproduction, publication, disclosure or distribution, except as permitted in this Agreement.

5.       Limited Waiver of Warranty; Conditions Relating to Variances.

         The Licensed Software has been programmed to support and facilitate the underwriting of Mortgage Loan Applications and/or the performance of Prequalification Analyses according to a risk analysis based upon mortgage scoring models and rules derived from Fannie Mae's Selling Guide. If (i) the Licensed Software recommends to "approve" a borrower's Mortgage Loan Application for mortgage financing, (ii) the Licensed Software indicates that the related mortgage loan is eligible for sale to Fannie Mae, and (iii) Licensee or another Approved Lender elects to sell that mortgage loan to Fannie Mae, Fannie Mae will not require Licensee or such Approved Lender to warrant that the mortgage loan complies with the Selling Guide's requirements contained in the Licensed Software (as reflected in the data fields included in the Licensed Software and the reports generated by the Licensed Software), with regard to the mortgage loan's eligibility for delivery to Fannie Mae and the application of underwriting judgment used by the Licensed Software as it pertains to the borrower's creditworthiness; provided, however, that:

          (a) any changes or modifications that Licensee may make to data that was previously entered or received into the Licensed Software comply with Fannie Mae's requirements as set forth in the Selling Guide,

         (b) all data pertaining to the mortgage loan are complete and accurate, and all data on which the underwriting decision recommended by the Licensed Software was based remain substantially unchanged as of the closing date for such mortgage loan,

         (c) verification of all such data is provided with the delivered loan file and such verification complies with Fannie Mae's requirements as set forth in the Selling Guide,

         (d) Licensee or such Approved Lender, as the case may be, utilizes the appropriate special feature code, as specified in the delivery reporting requirements of Section 204 of Part IV of the Selling Guide (relating to the use of special feature codes) or as otherwise specified by Fannie Mae in its Guide to Underwriting with DESKTOP UNDERWRITER(R) (regardless of whether such Approved Lender is a DESKTOP UNDERWRITER(R) licensee),

         (e) Licensee or Approved Lender takes all appropriate action in response to the verification messages/approval conditions that appear in the "Findings" report that DESKTOP UNDERWRITER(R) produces with respect to the related Mortgage Loan Application prior to the closing of the loan, with proper documentation in the loan file, and

         (f) Licensee and any such Approved Lender comply with all other instructions and restrictions set forth in the most recent version of Fannie Mae's Guide to Underwriting with DESKTOP UNDERWRITER(R) (regardless of whether such Approved Lender is a DESKTOP UNDERWRITER(R) licensee).

         Notwithstanding the foregoing, all other representations and warranties that are set forth in the Mortgage Selling and Servicing Contract between Fannie Mae and Licensee (or between Fannie Mae and such Approved Lender) and in the Selling Guide shall apply. Licensee acknowledges and agrees that Licensee's use of DESKTOP UNDERWRITER(R) does not relieve Licensee (or any other Approved Lender) of any obligation set forth in such Mortgage Selling and Servicing Contract, in the Selling Guide (including Part V, Section 203, of the Selling Guide, relating to the sale of seasoned mortgages) or in any other agreement between Fannie Mae and Licensee (or between Fannie Mae and any other Approved Lender), except (i) as expressly set forth in this
         Section 5 with respect to Fannie Mae's limited waiver of warranty, and
         (ii) as expressly set forth in the streamlined documentation, streamlined appraisal and other variances provided by the Licensed Software with respect to particular mortgage loans that were "approved" by DESKTOP UNDERWRITER(R) or "referred" by DESKTOP UNDERWRITER(R) for further review. Licensee also acknowledges that the grant of any such variances (i) shall be subject to Licensee's satisfaction of the requirements set forth in paragraphs (a) through (f) of this Section 5, and (ii) shall not be granted if the reason for a referral is noted as "refer/ineligible" or "refer/out of scope."


6. Delivery of DESKTOP UNDERWRITER(R) User Kit.

         Upon acceptance of this Agreement with Licensee, Fannie Mae shall provide to Licensee a DESKTOP UNDERWRITER(R) User Kit, including the following:

         (a) Licensed Software. The number of copies of the Licensed Software specified in the order form relating to this Agreement.

         (b) Documentation. One (1) copy of the Documentation per user identification, which will be delivered in conjunction with the Licensed Software.

7.       Responsibilities of Licensee.

         7.1 Hardware and Equipment. Licensee shall be exclusively responsible for providing all hardware and equipment necessary for installing, operating and using the Licensed Software.

         7.2 Use of Licensed Software. Licensee will use the Licensed Software, including its Credit Fetcher function, only under the following circumstances:

                  (a) to request and receive "consumer reports" (as defined in the FCRA) and/or analyze Consumer Credit Data to perform Prequalification Analyses of prospective mortgage loan applicants when (i) Licensee or a Participating Broker has obtained from the applicant a written authorization to Licensee or the Participating Broker substantially in conformance with the language set forth in Exhibit B or (ii) Licensee otherwise believes, in its sole opinion, that it has a "permissible purpose" (as defined in Section 604 of the FCRA) which Licensee deems applicable;

                  (b) to request and receive consumer reports and/or analyze or evaluate Consumer Credit Data in underwriting Mortgage Loan Applications before a decision regarding any such application is made and communicated to any loan applicant(s);

                  (c) to request and receive consumer reports through Credit Fetcher with respect to Mortgage Loan Applications previously approved but not yet closed by Licensee, or a Participating Broker's funding lender when Licensee is requesting such reports in connection with its own Mortgage Loan Applications and/or Prequalification Analyses or those of the Participating Broker and has obtained the loan applicant(s)' prior written permission to request such additional consumer reports, or because other circumstances exist which Licensee or the Participating Broker believes justify the request for such additional consumer reports under the FCRA;

                  (d) to analyze or evaluate Consumer Credit Data, including consumer reports, with respect to Mortgage Loan Applications previously approved but not yet closed by Licensee or a Participating Broker's funding lender when such entity determines that data obtained subsequent to its initial approval may affect its prior underwriting approval decision;

                  (e) to request and receive consumer reports and/or analyze or evaluate Consumer Credit Data with respect to Mortgage Loan Applications previously approved but not yet closed by Licensee or a Participating Broker's funding lender when the loan applicant(s) request different loan terms or a different loan product than that originally requested by the loan applicant(s);

                  (f) to request and receive consumer reports through Credit Fetcher with respect to Mortgage Loan Applications previously denied by Licensee, a Participating Broker or a Participating Broker's funding lender, which denial decision has been communicated to the applicant(s), when Licensee is requesting such reports in connection with its own Mortgage Loan Applications and/or Prequalification Analyses or those of the Participating Broker and has obtained the loan applicant(s)' prior written permission to request such additional consumer reports;

                  (g) to analyze or evaluate Consumer Credit Data, including consumer reports, with respect to Mortgage Loan Applications previously denied by Licensee, a Participating Broker or a Participating Broker's funding lender, which denial decision has been communicated to the applicant(s), when (i) Licensee, the Participating Broker or the Participating Broker's funding lender determines that data obtained subsequent to its initial denial decision may affect its prior underwriting decision, and (ii) Licensee, the Participating Broker or the Participating Broker's funding lender intends to make and communicate an offer of credit to the applicant(s) if an approval recommendation decision is rendered by the Licensed Software as a result of consideration of the additional data obtained; and

                  (h) to request and receive consumer reports and/or analyze or evaluate Consumer Credit Data in conjunction with Licensee's, a Participating Broker's or a Participating Broker's funding lender's quality control program with respect to mortgage loans previously approved and closed by Licensee or the Participating Broker's funding lender.

                  Licensee is explicitly prohibited from:

                  (aa) using the Licensed Software, including its Credit Fetcher function, to request and receive consumer reports and/or analyze Consumer Credit Data to perform Prequalification Analyses of prospective mortgage loan applicants when (i) Licensee or a Participating Broker has not obtained from the applicant a written authorization to Licensee or the Participating Broker substantially in conformance with the language set forth in Exhibit B or (ii) Licensee does not have, in its sole opinion, a "permissible purpose" (as defined in Section 604 of the FCRA) which Licensee deems applicable.

                  (bb) using the Credit Fetcher function to request and receive consumer reports with respect to Mortgage Loan Applications previously denied by Licensee, a Participating Broker or a Participating Broker's funding lender, which denial decision has been communicated to the applicant(s), when Licensee or the Participating Broker has not obtained the loan applicant(s)' prior written permission to request such additional consumer reports (except as provided in Section 7.2(g));

                  (cc) using the Licensed Software to analyze or evaluate Consumer Credit Data with respect to any Mortgage Loan Applications previously denied by Licensee, a Participating Broker or a Participating Broker's funding lender, which denial decision has been communicated to the applicant(s), when (i) Licensee, the Participating Broker or the Participating Broker's funding lender has not obtained additional data subsequent to its initial denial decision which may affect its prior underwriting decision or (ii) Licensee, the Participating Broker or the Participating Broker's funding lender determines that data obtained subsequent to its initial denial decision may affect its prior underwriting decision but such entity does not intend to make and communicate an offer of credit to the applicant(s) should the Licensed Software render an approval recommendation decision as a result of consideration of the additional data obtained;

                  (dd) using the Licensed Software to analyze or evaluate Consumer Credit Data with respect to any Mortgage Loan Applications previously approved but not yet closed by Licensee or a Participating Broker's funding lender when Licensee or the Participating Broker's funding lender obtains Consumer Credit Data subsequent to its loan approval but determines, based upon its manual review of such subsequently obtained data, that the data would not likely affect its prior underwriting approval decision; and

         7.3 Limited Agency Relationship. Licensee hereby expressly acknowledges, understands and agrees that, in the processing and evaluation of Consumer Credit Data by the Licensed Software for purposes of making an underwriting recommendation or performing a Prequalification Analysis, Fannie Mae, as owner of the Licensed Software, shall be the agent of Licensee, as that term is defined in the FCRA. As Licensee's agent, Fannie Mae shall, and is hereby expressly authorized by Licensee to, obtain Consumer Credit Data for the sole purpose of performing a Prequalification Analysis and/or making an underwriting recommendation. Licensee also expressly acknowledges, understands and agrees that Fannie Mae's role as Licensee's agent shall not extend beyond the limited purposes set forth in this Section 7.3, and, for all other purposes, there shall be no such principal and agent relationship. Moreover, Licensee shall in no way misrepresent to third parties the limited extent of this principal/ agent relationship. Licensee further acknowledges, understands and agrees that any recommendation rendered by the Licensed Software in the evaluation of Consumer Credit Data will not constitute an approval or denial of the Mortgage Loan Application by Fannie Mae or a commitment to purchase the loan by Fannie Mae.

         7.4 Agency Relationship With Participating Broker. When Licensee is using the Licensed Software, including its Credit Fetcher function, in connection with Mortgage Loan Applications and/or Prequalification Analyses originated by a Participating Broker, Licensee hereby expressly certifies and agrees that
                  Licensee: (i) shall be the agent of such Participating Broker, as that term is defined in the FCRA, and (ii) shall enter into and maintain a written agreement with the Participating Broker in which the Participating Broker specifically designates Licensee as its agent for FCRA purposes, by language substantially in the form contained in Exhibit D.

         7.5 Obtaining Consumer Reports; Licensee's Certification. Licensee shall, coterminous with this Agreement, maintain direct independent contractual agreement(s) with any "consumer reporting agency" from which it shall order its "consumer reports," as those terms are defined by the FCRA. Such agreement(s) shall govern the use of any and all consumer reports obtained electronically through the use of the Credit Fetcher function of the Licensed Software. Licensee hereby certifies and warrants that any request for and/or use of consumer reports obtained through the Credit Fetcher function shall be strictly for "permissible purposes," as defined in
                  Section 604 of the FCRA, and for no other purpose and shall in all other respects comply with the requirements of the FCRA.

         7.6 Notification to Borrower. Licensee acknowledges and understands that it, a Participating Broker or a Participating Broker's funding lender may be required to provide certain disclosures to mortgage loan applicants and/or prospective mortgage loan applicants such as when the Licensee, the Participating Broker or the Participating Broker's funding lender denies or unfavorably changes the terms requested in the Mortgage Loan Application or determines that a prospective mortgage loan applicant would not qualify for a mortgage loan or for a particular mortgage loan amount as a result of a Prequalification Analysis. Such disclosure obligations may be imposed under the FCRA, the Equal Credit Opportunity Act, and the latter's implementing regulation, Regulation B, and other federal and/or state statutes and regulations. Licensee expressly understands and agrees that it, the Participating Broker and/or the Participating Broker's funding lender bears sole responsibility for complying with such disclosure obligations and that such obligations shall in no event be considered imposed upon or shared by Fannie Mae by virtue of Licensee's use of the Licensed Software for its electronic underwriting of Mortgage Loan Applications or Prequalification Analyses.

         7.7 Incident Reporting. Licensee agrees to provide Fannie Mae with data, documentation or other such evidence of Incident(s) to assist Fannie Mae in diagnosing and correcting any such Incident(s). Fannie Mae shall have access to such data, documentation and evidence and may examine them electronically for the sole purpose of correcting Incidents. Fannie Mae may request hard copies of materials pertaining to any of Licensee's loan files only (i) where necessary to correct Incidents, and (ii) with Licensee's (and, if applicable, a Participating Broker's) written authorization and supervision. However, Fannie Mae shall be entitled to hard copies of materials pertaining to any of Licensee's loan files if Fannie Mae has purchased the loan, in which case written authorization and supervision shall be unnecessary.

         7.8 Rights in Improvements. Fannie Mae shall own and shall have all rights to use, in its sole discretion, (i) any changes, modifications, upgrades or enhancements to the DESKTOP UNDERWRITER(R) User Kit and/or any successor system, and (ii) any of Licensee's proposed or suggested changes, modifications, upgrades or enhancements, in design, functionality or otherwise, to the DESKTOP UNDERWRITER(R) User Kit and/or any successor system, without any recourse or obligation to Licensee. Licensee acknowledges and agrees that Fannie Mae shall be under no obligation to consider or implement any changes, modifications, upgrades or enhancements to the DESKTOP UNDERWRITER(R) User Kit or any successor system recommended by Licensee.

         7.9 Rights in Data. Fannie Mae expressly reserves the right to retain (i) all data generated utilizing the Licensed Software that pertains to the functionality of the Licensed Software and file underwriting, which will reside on the MORNETPlus(R) Network, and (ii) all data for auditing and other purposes that pertains to loans delivered to Fannie Mae. At the time of loan delivery, all loans that were underwritten using the Licensed Software shall be identified by utilizing the appropriate special feature code, as provided in Section 204 of Part IV of the Selling Guide or as otherwise specified by Fannie Mae in its Guide to Underwriting with DESKTOP UNDERWRITER(R). Notwithstanding the above, if Licensee uses the Licensed Software, including the Credit Fetcher function, with respect to a mortgage loan which is not subsequently delivered to Fannie Mae, then Fannie Mae may retain all such data obtained but will use such data solely for the purposes of (i) assisting Fannie Mae in diagnosing or correcting an Incident, (ii) preparing billing statements for Licensee's use of the Licensed Software, and (iii) evaluating the performance of the Licensed Software. Prior to accessing the loan data for evaluation of the Licensed Software, Fannie Mae will cause the following borrower-specific information to be removed from the data: names of the borrower(s); current and previous addresses of the borrower(s); addresses of the property for which the Mortgage Loan Application was made and any other real estate owned by the borrower(s); social security, alien registration card or other such identifying numbers; account numbers related to assets and liabilities of the borrower; and names and addresses of employers.

         7.10 Origination Software Interface. Licensee acknowledges that the Licensed Software shall be programmed to facilitate Licensee's interface with third-party origination software or systems that Licensee may wish to use in conjunction with the Licensed Software in processing and/or underwriting mortgage loans. Licensee agrees and hereby certifies that it shall maintain a direct, independent contractual relationship(s) with any third-party provider from which it purchases or acquires the right to use such software and systems. Licensee acknowledges and agrees that Fannie Mae makes no representations or warranties regarding (i) the availability of any such interface with third-party origination software and/or systems, (ii) the availability of access by any specific provider of third-party origination software and/or systems, or (iii) the timing of such interface availability. Further, Licensee acknowledges and agrees that Fannie Mae will in no way be responsible for any Losses that may result from Licensee's use of the software and/or systems obtained from any third-party service provider, despite the fact that such software may interface with the Licensed Software.

         7.11 Recordkeeping. Licensee acknowledges and agrees that it and/or a Participating Broker may be required to maintain records of certain data pursuant to the federal Equal Credit Opportunity Act and other state and/or federal laws and regulations. Licensee understands and agrees that: (i) it and/or the Participating Broker bears sole responsibility for such obligation with respect to loans originated by Licensee; (ii) it may need to download Licensed Software data into its own systems storage facilities or print out hard copies of such data from the Licensed Software in order to generate or obtain information necessary to meet such recordkeeping requirements; and (iii) in no event will Fannie Mae be responsible for maintaining any such data for Licensee and/or a Participating Broker or to provide Licensee and/or the Participating Broker with any such data at any time, either in computerized or hard-copy format, except as expressly provided in clause (i) of Section 7.12.

         7.12 Licensee Access to Case Files. Licensee acknowledges that (i) its ability to obtain on-line access to a case file and the data contained therein shall continue for one hundred twenty
                  (120) days from (A) the case file creation date for that file, or (B) the date such case file is first submitted to the Licensed Software for underwriting, whichever is later, (ii) Licensee's ability to obtain on-line access to such case file and the data contained therein shall cease at the end of such one hundred twenty (120) day access period, and (iii) Fannie Mae shall not have any other responsibility to maintain data, including, but not limited to, the data referred to in the first sentence of Section 7.11 hereof. Notwithstanding the foregoing sentence, this access period shall be extended to one hundred eighty (180) days for case files and data relating to Mortgage Loan Applications that are designated by Licensee as "construction/permanent" in Desktop Underwriter. In addition, upon request by Licensee, Fannie Mae may be able to provide Licensee access to a case file and/or the data contained therein after the applicable 120- or 180-day access period for an additional fee; however, Fannie Mae is under no obligation to provide, and makes no representations regarding its ability to provide, such additional access to a case file or its contents.

         7.13 Compliance With Law. Licensee acknowledges that its residential mortgage lending activities, whether or not the Licensed Software is utilized in connection with such activities as well as the design and operation of Licensee's Site, may subject Licensee and/or a Participating Broker to certain federal and state substantive and disclosure laws and regulations including, without limitation, the Real Estate Settlement Procedures Act, the Truth-in-Lending Act, the Fair Credit Reporting Act, the Equal Credit Opportunity Act and the Home Mortgage Disclosure Act and their implementing regulations and commentary, as applicable. Licensee hereby represents and warrants that it has obtained legal counsel and developed policies, systems and procedures that ensure its full compliance with all federal, state and local laws, rules and regulations applicable to its residential mortgage lending activities in connection with which the Licensed Software is used. Licensee expressly understands and agrees that it and/or the Participating Broker bears sole responsibility for complying with such laws and regulations and that such compliance obligations shall in no event be considered imposed upon or shared by Fannie Mae by virtue of Licensee's use of the Licensed Software.

         7.14 Loan Documents. Licensee acknowledges and agrees that the Loan Documents are provided with the DESKTOP UNDERWRITER(TM) User Kit as a convenience only, and that Licensee's misuse or improper use of such forms may result in liability under existing laws, rules or regulations, and under agreements to which Licensee is a party, including, without limitation, Licensee's Mortgage Selling and Servicing Contract with Fannie Mae. Licensee understands and agrees that any liability resulting from Licensee's use of the Loan Documents is solely Licensee's responsibility, and Fannie Mae shall not be responsible in any way for any such use or liability.

         7.15 Indemnification. Notwithstanding the provisions of Section 13 hereof, Licensee shall indemnify and hold harmless Fannie Mae, its Third-Party Licensors and their affiliates, partners, officers, employees, directors, agents, contractors, representatives, successors and assigns, as such, from and against any Losses which arise out of or result from any third party claim relating to (i) Licensee's use of the DESKTOP UNDERWRITER(R) User Kit in conjunction with any third party system as referenced in Section 7.9 of this Agreement, (ii) any act or omission of Licensee in connection with this Agreement or the Licensed Software (except to the extent that Fannie Mae is at fault in causing such Losses), (iii) any breach by Licensee of Sections 3.7, 7.2, 7.3, 7.5, 7.6, 7.11,
                  7.13 or 7.14 of this Agreement, and/or (iv) Licensee's opinion referenced in Section 7.2 (a) (ii) and/or each Licensee action resulting from such opinion.

8.       Support.

         Fannie Mae will provide Licensee with the support services set forth in Exhibit C. Such services shall constitute the sole and entire support services required to be given by Fannie Mae to Licensee under this Agreement.


9.       Fees, Taxes and Billing.

         9.1. Licensee Subscription Fees. Licensee agrees to pay Fannie Mae all applicable Subscription Fees as set forth in Exhibit A.

         9.2 Taxes. In addition to the Subscription Fees, Licensee shall pay all current and future federal, state and local taxes imposed on the possession or use of the Licensed Software and the support services provided under this Agreement, excluding, however, all taxes assessed on Fannie Mae's net income.

         9.3 Billing. Except as expressly provided herein, Licensee will be billed monthly in arrears for Subscription Fees the month following usage. Payment is due upon receipt of invoice. Accounts not paid within thirty (30) days of the date of the invoice shall be deemed delinquent and are subject to late charges at the rate of 1.5% per month, commencing on the date of the invoice, plus all costs of collection, including, without limitation, reasonable attorneys' fees. Fannie Mae reserves the right to suspend Licensee's access to the MORNETPlus(R) Network if Licensee's account is delinquent.

10.      Confidentiality.

         10.1 Protection. All Proprietary Information disclosed by one party to the other in the course of performing under this Agreement shall be deemed to be the property of the disclosing party, or the appropriate Third-Party Licensor (or other third-party owner), as the case may be. The receiving party agrees to (i) receive such Proprietary Information in confidence, (ii) use reasonable efforts to maintain the confidentiality of such Proprietary Information, which efforts shall accord such Proprietary Information at least the same level of protection against unauthorized use and disclosure that the receiving party customarily accords to its own information of a similar nature, (iii) use or permit the use of such Proprietary Information solely in accordance with the terms of this Agreement, and (iv) promptly notify the disclosing party of any loss or unauthorized use of the disclosing party's Proprietary Information of which it becomes aware. The terms and conditions of this Agreement shall be deemed to be the Proprietary Information of both parties. If it is a United States government agency, Licensee agrees that it shall comply fully with the Trade Secrets Act (18 U.S.C. Section 1905) with regard to the Proprietary Information. Each party agrees that it shall abide by and reproduce and include any restrictive legend or proprietary rights notice that appears in or on any Proprietary Information of the other party or any Third Party Licensor (or other third party owner) that it is authorized to reproduce. Each party also agrees that it shall not remove, alter, cover or distort any restrictive legend or other proprietary rights notice appearing in or on any Proprietary Information of the other party or any Third Party Licensor (or other third party owner).

         10.2 Exclusions. The restrictions on disclosure set forth above shall not apply when, and to the extent that the Proprietary
                  Information: (i) is or becomes generally available to the public through no fault of the receiving party; (ii) was previously known to the receiving party free of any obligation to keep it confidential; (iii) is subsequently disclosed to the receiving party by a third party who may transfer and disclose such information without restriction and free of any obligation to keep it confidential; (iv) is independently developed by the receiving party or a third party without reference to the disclosing party's Proprietary Information, or (v) is required to be disclosed by the receiving party as a matter of law, provided that the receiving party uses all reasonable efforts to provide the disclosing party with at least ten (10) days' prior notice of such disclosure. Notwithstanding the foregoing, neither party shall disclose, or permit the disclosure of, the terms or conditions of this Agreement without the prior written consent of the other party, except (A) as provided in Section 10.2(v) above, or (B) as necessary to permit the exercise of its rights or the performance of its obligations under this Agreement.

         10.3 Injunctive Relief. Each party acknowledges that the unauthorized disclosure of the other's Proprietary Information is likely to cause irreparable injury to the other party for which the other party will have no adequate remedy at law. Accordingly, each party consents to the entry of injunctive relief against it to prevent or remedy any breach of this
                  Section 10.


11.      Publicity; Marks.

         11.1 Approval Procedure. Each party will submit to the other party for its prior approval, which approval may be withheld at such party's sole discretion, that portion of any press release,

                  Internet posting, marketing, advertising, promotional or similar materials referencing the other party and/or its Marks in connection with this Agreement (the "Materials"). Once approved, such Materials may be reused until such approval is withdrawn pursuant to Section 11.2. Notwithstanding the foregoing, the parties agree that statements of fact made in routine correspondence with specific customers shall not constitute "Materials."

         11.2 Withdrawal of Approval. The rights granted in Section 11.1 may be withdrawn at any time by the granting party upon reasonable prior written notice. In the event of such withdrawal, existing inventories of Materials may be depleted.

         11.3     Exclusion. Notwithstanding the foregoing provisions of this
                  Section 11, either party may provide disclosures as required by law or as reasonably advised by legal counsel without the consent of the other party, and in such event prompt notice thereof shall be provided to the other party.

         11.4 Ownership of Marks. In using each other's Marks pursuant to this Agreement, each party acknowledges and agrees that (i) the other party's Marks are and shall remain the sole property of the other party, (ii) nothing in this Agreement shall confer in a party any right of ownership in the other party's Marks, and (iii) neither party shall contest the validity of the other party's Marks.

         11.5 Legend Requirement. Unless otherwise agreed in writing, when using the other party's Marks pursuant to this Agreement, a party shall take all reasonable measures required to protect the other party's rights in such Marks, including, but not limited to, the inclusion of a prominent legend identifying such Marks as the property of the other party. In addition, Licensee shall include a legend to the effect that its use of Fannie Mae's name or marks is for illustration purposes only and does not represent an endorsement of Licensee's products or services by Fannie Mae.


12.      Warranty.

         12.1     Warranty.

                  (a) Fannie Mae warrants to Licensee that the media containing the Licensed Software delivered to Licensee will be free from defects in materials and workmanship under normal use for a period of sixty
                           (60) days from the date of original delivery to Licensee. If a defect in such media occurs during this warranty period (the "Warranty Period"), the defective media may be returned to Fannie Mae, and Fannie Mae will replace such media without charge.

                  (b) Fannie Mae warrants that the Licensed Software shall perform substantially in accordance with its specifications as set forth in the Documentation during the Warranty Period, provided the Licensed Software is used in accordance with its intended purpose. In the event the Licensed Software does not so perform during the Warranty Period, Licensee shall, prior to the expiration of the Warranty Period, document the instance(s) of nonperformance to Fannie Mae in writing. Fannie Mae will either repair or replace the Licensed Software or give Licensee a refund of any Subscription Fees actually paid by Licensee for the Licensed Software for the month prior to the written notification to Fannie Mae. If requested by Fannie Mae, Licensee will return all components of the DESKTOP UNDERWRITER(R)User Kit and all copies thereof in Licensee's possession.

                  (c) The remedies set forth in subsections (a) and (b) of this Section 12.1 shall be the sole and exclusive remedies available to Licensee for any breach of warranty hereunder.

         12.2 THE WARRANTIES SET FORTH IN SECTION 12.1 ARE THE SOLE AND EXCLUSIVE WARRANTIES GIVEN BY FANNIE MAE IN CONNECTION WITH THE DESKTOP UNDERWRITER(R) USER KIT, ANY COMPONENT THEREOF OR OTHERWISE UNDER THIS AGREEMENT. FANNIE MAE HEREBY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

         12.3 Without derogating the generality of the foregoing, Fannie Mae specifically does not warrant that (i) the Licensed Software or any components thereof will perform without interruption or error, or that all irregularities, errors, problems or defects will be corrected, (ii) the Licensed Software will meet Licensee's requirements, or (iii) the Licensed Software will operate in the configuration which Licensee may select for use. Beta and/or pilot versions of the Licensed Software are provided "as is." The warranties set forth in Section 12.1 shall not apply to any irregularities, errors, problems or defects arising from Licensee's unauthorized modification of the Licensed Software or from accident, abuse, misuse or misapplication.

13.      Limitation of Liability.

         13.1 EXCEPT WITH RESPECT TO ANY VIOLATION OF SECTION 3 OR SECTION 10 HEREOF, IN NO EVENT SHALL EITHER PARTY, OR ANY THIRD PARTY LICENSOR, OR THEIR RESPECTIVE AFFILIATES, PARTNERS, OFFICERS, EMPLOYEES, DIRECTORS, AGENTS, CONTRACTORS, REPRESENTATIVES, SUCCESSORS OR ASSIGNS, AS SUCH, BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE DESKTOP UNDERWRITER(R) USER KIT, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS (EXCLUDING FANNIE MAE'S PROFITS UNDER THIS AGREEMENT), INTEREST, REVENUE, DATA OR USE, OR INTERRUPTION OF BUSINESS, INCURRED BY THE OTHER PARTY OR ANY THIRD PARTY, WHETHER BASED UPON CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE, DUTY TO WARN AND STRICT LIABILITY), WARRANTY OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         13.2 IN ANY EVENT, THE TOTAL LIABILITY OF FANNIE MAE AND ANY THIRD-PARTY LICENSOR, AND THEIR RESPECTIVE AFFILIATES, PARTNERS, OFFICERS, EMPLOYEES, DIRECTORS, AGENTS, CONTRACTORS, REPRESENTATIVES, SUCCESSORS AND ASSIGNS, AS SUCH, TO LICENSEE OR ANY THIRD PARTY (INCLUDING A SUBSIDIARY, AFFILIATE OR APPROVED LENDER) FOR ANY LOSSES, INCLUDING, WITHOUT LIMITATION, CAUSES OF ACTION AND CLAIMS BASED UPON BREACH OF CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE, DUTY TO WARN AND STRICT LIABILITY), BREACH OF WARRANTY OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE DESKTOP UNDERWRITER(R) USER KIT, SHALL NOT EXCEED THE TOTAL SUBSCRIPTION FEES RECEIVED BY FANNIE MAE FROM LICENSEE UNDER THIS AGREEMENT DURING THE CONSECUTIVE TWELVE-MONTH PERIOD IMMEDIATELY PRECEDING THE OCCURRENCE OF THE EVENT GIVING RISE TO SUCH LIABILITY.

         13.3 FANNIE MAE AND LICENSEE EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE LIMITATIONS AND EXCLUSIONS CONTAINED HEREIN REPRESENT THE PARTIES' AGREEMENT AS TO THE ALLOCATION OF RISK BETWEEN THE PARTIES AND THAT THE AMOUNTS PAYABLE TO FANNIE MAE PURSUANT TO THIS AGREEMENT REFLECT SUCH ALLOCATION OF RISK.

14.      Intellectual Property Indemnity.

         14.1 Notwithstanding the provisions of Section 13 hereof, Fannie Mae shall indemnify and hold harmless Licensee and its affiliates, partners, officers, employees, directors, agents, contractors, representatives, successors and assigns, as such, from and against any Losses which arise out of or result from any third party claim that Fannie Mae does not have sufficient right, title or interest in the Licensed Software or the Documentation to enter into this Agreement or that the Licensed Software or the Documentation violates an existing United States patent, copyright, trademark, trade secret or other intellectual property right of any third party.

         14.2 In the event that such patent, copyright, trademark, trade secret or other intellectual property right claim based on the Licensed Software or the Documentation is made, or in Fannie Mae's opinion is likely to be made, Fannie Mae reserves the right, in its sole discretion, (i) to procure for Licensee the right to continue to use the Licensed Software and the Documentation, (ii) to replace the Licensed Software or the Documentation with noninfringing materials, (iii) to modify the Licensed Software or the Documentation so that it becomes noninfringing, or (iv) to terminate this Agreement without further cost, charge, liability or penalty to either party relating to such termination.

         14.3 Fannie Mae shall have no obligation with respect to any claim of infringement based upon Licensee's (i) use of the Licensed Software or the Documentation in violation of this Agreement,
                  (ii) modification of the Licensed Software or the Documentation, or any portion thereof, where, in the absence of such modification, the Licensed Software or Documentation would not be infringing, (iii) use of the Licensed Software or the Documentation in combination with other software, hardware or data, if use without such software, hardware or data would not be infringing, (iv) use of a superseded version of the Licensed Software or the Documentation if infringement could have been avoided by the use of the current version, (v) use of the Licensed Software or the Documentation in practicing any infringing process, or (vi) use of the Licensed Software in a manner for which it was not designed.

         14.4 THE FOREGOING REMEDIES SHALL BE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO LICENSEE FOR ANY CLAIMS BROUGHT AGAINST LICENSEE BASED UPON INTELLECTUAL PROPERTY INFRINGEMENT.

15.      Indemnification Procedures and Subrogation.

         15.1 Procedures. Promptly after receipt by any person entitled to indemnification under this Agreement (the "Indemnified Party") of notice of a claim, or of the commencement (or threatened commencement) of any civil, criminal, administrative or investigative action or proceeding involving a claim, in respect of which the Indemnified Party will seek indemnification pursuant to this Agreement, the Indemnified Party shall notify the party that is obligated to provide such indemnification (the "Indemnifying Party") of such claim in writing. No failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Except as provided in Section 15.2, the Indemnifying Party shall be entitled to have sole control over the response to and settlement of such claim, provided that, within fifteen (15) days after receipt of such written notice, the Indemnifying Party notifies the Indemnified Party of its election to so assume full control. In the event the Indemnifying Party does elect to so assume control: (i) the Indemnified Party shall be entitled to participate in the response to such claim and to employ counsel at its own expense to assist in the handling of such claim, (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim or ceasing to defend against such claim if such settlement or cessation would cause injunctive relief to be imposed against the Indemnified Party, and (iii) the Indemnifying Party shall promptly reimburse the Indemnified Party for any legal expenses reasonably incurred by the Indemnified Party in connection with the defense of such claim prior to the Indemnified Party's receipt of the Indemnifying Party's notice of its election to assume full control over the response to such claim. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by such Indemnified Party in connection with the defense of that claim. If the Indemnifying Party does not assume sole control over the response to such claim as provided in this Section, the Indemnifying Party may participate in such response and the Indemnified Party shall have the right to respond to the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party. The Indemnifying Party shall promptly reimburse the Indemnified Party for such costs and expenses.

         15.2 Exclusion. Notwithstanding anything set forth in Section 15.1 to the contrary, in the event an Indemnified Party reasonably believes and so notifies the Indemnifying Party in writing that the applicable claim, even if fully indemnified for, is reasonably likely to have a material adverse effect on the Indemnified Party, then the Indemnifying Party shall not have the right to control the response to and settlement of such claim, but shall have the right to employ separate counsel at its own expense to assist in the handling of such claim by the Indemnified Party. In such an event, (i) the Indemnified Party and its counsel shall consult, wherever reasonably practicable, with the Indemnifying Party and its counsel with respect to the status of the claim and any related litigation or proceedings, and (ii) the Indemnified Party shall bear the expense of its counsel.

         15.3 Settlement. An Indemnifying Party shall not be required to indemnify any Indemnified Party for any amount paid or payable by such Indemnified Party in the settlement of any claim which was agreed to without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

         15.4 Subrogation. In the event that an Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to this Agreement, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims and defenses to which such indemnification relates.

16.      Term and Termination.

         16.1 Term. Subject to Sections 16.2, 16.3 and 16.4, this Agreement shall remain in force and effect for five years from the first date by which both parties have executed this Agreement. At the end of this initial term, this Agreement shall be renewed for a period of one year, and thereafter, year to year for one year renewal periods unless (i) at least thirty days prior to the expiration of the initial five-year period or any yearly period thereafter, either party shall notify the other party in writing of its intention to terminate this Agreement, (ii) either party exercises its right to terminate this Agreement, as provided in Section 16.2, or 16.4, or (iii) Fannie Mae exercises its right to terminate this Agreement, as provided in Section 16.3.

         16.2 Termination for Cause. Either party may terminate this Agreement upon thirty (30) days' prior written notice due to the breach of the other party of any material term or condition of this Agreement, which has not been cured by the breaching party during such thirty (30) day notice period. Notwithstanding the foregoing, in the event that Licensee's Mortgage Selling and Servicing Contract with Fannie Mae is terminated, this Agreement shall be deemed to be immediately terminated.

         16.3 Termination for Change in Ownership. Fannie Mae may terminate this Agreement upon ninety days' written notice to Licensee after receiving a notification from Licensee pursuant to
                  Section 3.4(g).

         16.4 Termination for Fee Negotiation Stalemate. If two weeks prior to the expiration of any pricing period, as set forth in Exhibit A **.


         16.5 Survival. Neither party shall have any continuing obligations to the other upon the effective date of termination except that (i) Licensee shall pay Fannie Mae all Subscription Fees accrued and owing prior to the date of termination and any late charges relating thereto; and (ii) any provisions of this Agreement that contemplate their continuing effectiveness, including, without limitation, Sections 3.7, 4, 7.6, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 9.2, 9.3, 10, 11, 12, 13,
                  14, 15, 16.6 and 17, shall survive any termination of this Agreement.

         16.6 Certain Licensee Termination Obligations. Upon termination of this Agreement, Licensee shall be obligated to immediately cease using the DESKTOP UNDERWRITER(R) User Kit, to destroy all copies of the Licensed Software and return all copies of the Documentation to Fannie Mae. Upon request from Fannie Mae, Licensee shall provide Fannie Mae with written certification of its compliance with the foregoing, executed by a duly authorized officer of Licensee.

** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the Commission.

17.      General Provisions.

         17.1 Assignment. This Agreement may not be assigned by Licensee to any other person(s), firm(s), corporation(s) or other entities either through the operation of law or otherwise, without the prior express written approval of Fannie Mae, which may be withheld in its sole discretion for any reason whatsoever.

         17.2 Notices. All notices, requests, demands, and other communications (other than routine operational communications) required or permitted hereunder shall be in writing and shall be deemed to have been received by a party (i) when actually received in the case of hand delivery, (ii) one (1) day business after being given to a reputable overnight courier with a reliable system for tracking delivery, (iii) when sent by confirmed facsimile with a copy sent by another means specified in this Section, or (iv) seven (7) days after the date of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed to the recipient's contact person/address set forth on the order form relating to this Agreement. A party may from time to time change its address or designee for notification purposes by giving the other party prior written notice of the new address or contact person and the date upon which it will become effective.

         17.3 Governing Law: Severability. This Agreement shall be governed by and construed solely and exclusively in accordance with the laws of the District of Columbia, without reference to its conflicts of law principles. If any of the provisions of this Agreement are invalid under any applicable statute or law, such provisions shall be deemed to be deleted from this Agreement to the extent of such invalidity, and the remainder of this Agreement shall remain in full force and effect.

         17.4 Force Majeure. Neither party shall be responsible for delays or failure of performance resulting from acts beyond the reasonable control of such party. Such acts shall include, but not be limited to, acts of God, strikes, walkouts, riots, acts of war, epidemics, failure of suppliers to perform, governmental regulations, power failures, earthquakes, or other disasters.

         17.5 Headings. The titles and headings of the various sections and paragraphs in this Agreement are intended solely for convenience of reference and are not intended to explain, modify or place any construction or limitation upon any of the provisions of this Agreement.

         17.6 Issued Bulletins; Amendments. Fannie Mae may issue hard-copy or electronic bulletins, from time to time, amending this Agreement on a prospective basis, effective on the date specified by Fannie Mae in the bulletin. Each bulletin shall be issued at least twenty (20) days before its effective date, except for bulletins relating to software and other materials provided by Third-Party Licensors, which may be issued at any time prior to their effective date. Licensee shall have the right to reject any bulletin by providing written notice to Fannie Mae within fifteen (15) days after receipt of such bulletin. In the event that Licensee rejects any bulletin, Fannie Mae shall be entitled to terminate this Agreement, effective either (i) as of the effective date of such bulletin, or (ii) upon receipt by Licensee of Fannie Mae's termination notice, whichever is later. Unless Licensee provides such rejection notice within the aforementioned fifteen (15) day period, Licensee shall be deemed to have consented to such amendments and such amendments shall form part of this Agreement as of the effective date of such bulletin. Otherwise, the terms of this Agreement may be amended solely by a writing expressly purporting to create an amendment or supplement to this Agreement and executed by a duly authorized representative of each party to be bound thereby. This Agreement may not be amended by any purchase order or other written instrument submitted by Licensee, whether or not formally rejected by Fannie Mae.

         17.7 Entire Agreement. No representations or statements of any kind made by either party that are not expressly stated herein or in any written amendment hereto shall be binding on such party. The parties agree that the order form and this Agreement, including all Exhibits hereto, shall constitute the complete and exclusive statement of the agreement between them, and supersede all prior or contemporaneous proposals, oral or written, and all other communications between them relating to the subject matter hereof.

         17.8 MORNETPlus(R) Products. Any other MORNETPlus(R) product that Licensee may operate in conjunction with the Licensed Software shall be governed under the terms and conditions of the agreement under which any such other product is licensed to Licensee.

         17.9 Jurisdiction. Any and all disputes between the parties that cannot be settled by mutual agreement shall be resolved solely and exclusively in the courts located within the District of Columbia, and Licensee hereby consents to the jurisdiction of such courts and irrevocably waives any objections thereto, including without limitation, on the basis of improper venue or forum non conveniens.

         17.10 No Third-Party Beneficiaries. Nothing in this Agreement is intended to, or shall, create any third-party beneficiaries, whether intended or incidental, and neither party shall make any representations to the contrary.

         17.11 Restricted Rights. The Licensed Software is a "commercial item," as that term is defined at 48 C.F.R. 2.101 (Oct. 1995), consisting of "commercial computer software" and "commercial computer documentation," as such terms are used in 48 C.F.R.
                  12.212 (Sept 1995). Consistent with 48 C.F.R. 12.212 and 48
                  C.F.R. 227.7202.4 (June 1995), all U.S. Governmental Licensees are provided the Licensed Software with only those rights set forth herein.

         17.12 No Implied Waiver. No term, provision or clause of this Agreement shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and executed by a duly authorized representative of each party. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any different or subsequent breach.

         17.13    Non-Agency. Except for the limited agency provided for in
                  Section 7.3 hereof, nothing in this Agreement shall be construed to make the parties partners, joint venturers, representatives or agents of each other, nor shall either party so represent to any third person.

                                    EXHIBIT A



         DESKTOP UNDERWRITER PRICING (Basic Fee) for (Name of Licensee)
         --------------------------------------------------------------


1.   Installation and Implementation Charges.
     ----------------------------------------


1.1 ** per site which includes the ** workstations, for any additional site for which Fannie Mae has not already installed the Licensed Software.


1.2 Additional workstations will be billed an ** per workstation at the same site.

2.       Training Fees.
         --------------


2.1 ** per participant, for ** day training course to be scheduled at a mutually acceptable time at a Fannie Mae location.


2.2 ** for a ** day training course to be scheduled at a mutually acceptable time at ** site.

2.3 Individuals attending training will receive one (1) copy of Fannie Mae's standard Desktop Underwriter training documentation **. Additional copies of such documentation shall be charged as follows (based upon the number of copies ordered pursuant to a single request):


                    1-50 copies              ** copy
                    51-100 copies            ** copy
                    101-200 copies           ** copy
                    201-400 copies           ** copy
                    >400 copies              ** copy


3.        Connection Time Charges.
          ------------------------


3.1 ** per hour on-line connection time per user when using the local MORNETPlus dial-up telephone number (billed in no more than one minute increments): OR


3.2 ** per hour on-line connection time per user when using the optional 1-888 MORNETPlus dial-up telephone number (billed in no more than one minute increments).


3.3 If License has elected to use Fannie Mae's dedicated, leased-line solution, the terms and conditions of License's separately executed leased-line agreement with Fannie Mae shall govern such separate connection option.


3.4 If none of the above options is applicable, ** per hour on-line connection time per user (billed in no more than one minute increments).


                                      A-1

** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the Commission.

4.        Loan Submission Charges.
          ------------------------


4.1 (i) ** per loan submitted to the Licensed Software that does not fall withing the parameters defined in the first sentence of paragraph 4.1 (ii). This fee does not apply to (i) any loan that fails within the parameters of ** provided that all submissions of such loan fail within the parameters of such program and, if such loan is delivered to Fannie Mae, it is delivered as a ** loan, or (ii) any loan that receives a Desktop Underwriter lender advice indicating ** or ** for which the fee is ** provided that all submissions of such loan receives such lender advice.


         (iii) ** per loan submitted to the Licensed Software via Licensee's Site by a Participating Broker. This fee includes up to ** submissions per loan. This fee does not apply to (i) any loan that fails within the parameters of ** provided that all submissions of such loan fails within the parameters of such program and, if such loan is delivered to Fannie Mae, it is delivered as a ** loan, or (ii) any loan that receives a Desktop Underwriter lender advice indicating ** or ** for which the fee is ** provided that all submissions of such loan receive such lender advice. This fee will be in effect for a pilot period of six months from the first date by which both parties have executed this Agreement or for the first ** loans submitted to the Licensed Software, whichever occurs first. Prior to the expiration of the pilot period, the parties will negotiate a new fee, discounted from the standard per loan fee and based on Licensee's commitments as to future loan volume, which will be effective at the expiration of the pilot period. (Such renegotiated fee will not be higher than the average per loan fee charged to other Licensees with similar Desktop Underwriter volumes.) The parties thereafter annually on the anniversary date of this Agreement.

         (iii) ** for each loan application submitted to the Licensed Software via Licensee's Site that is transferred in the MORNETPlus database to a lender other than the Licensee, which fee is identical to the fee charged to other licensees for the use of the Licensed Software by correspondents/brokers.


4.2      In addition to the charges set forth in paragraph 4.1:


         (i) ** for each loan that is submitted for an S&P LEVELStm Risk Grade and Loss Estimates; ** for each loan than is submitted for an S&P LEVELS Risk Grade, Loss Estimate and Credit Enhancement; an additional ** for each loan previously submitted and charged for an S&P LEVELS Risk Grade and Loss Estimate and thereafter submitted for an S&P LEVELS Risk Grade, Loss Estimate and Credit Enhancement; and

         (ii) ** for each loan submission in excess of the first ** submissions per loan.


5.        Consumer Report Fees.
          ---------------------

The fees for consumer reports will be paid by License directly to the consumer reporting agency/agencies. Fees are at rates negotiated between Licensee and the agency/agencies.


                                       A-2


** indicates information which has been omitted pursuant to a confidential treatment request filed separately with the Commission.

                                    EXHIBIT B



        AUTHORIZATION FOR CREDIT REPORT AND PREQUALIFICATION/PRE-APPROVAL
        -----------------------------------------------------------------



I/We, (Borrower(s) ) hereby authorize (Lender) , its agents, successors and/or assigns, to perform a preliminary evaluation of my qualification for a mortgage loan, and for this purpose, to obtain a consumer credit report and verify other credit information.


---------------------------------------
Signature

---------------------------------------
Name

                                    EXHIBIT C


                                     SUPPORT
                                     -------


Fannie Mae will be available to Licensee via the MORNETPlus(R) Hotline, Monday through Friday from 8 a.m. to 9 p.m. ET and Saturday from 10 a.m. to 6 p.m. ET, by phone to provide guidance and answer questions regarding the use of the Licensed Software, and to help Licensee identify, verify and resolve Incidents occurring on, or with respect to, the DESKTOP UNDERWRITER(R) User Kit.

                                    EXHIBIT D

                PARTICIPATING BROKER AGENT DESIGNATION PROVISION
                ------------------------------------------------


In connection with the processing and evaluation of Consumer Credit Data by Licensee for purposes of making an underwriting recommendation or performing a Prequalification Analysis, the Participating Broker expressly appoints Licensee as its agent, as that term is defined in the FCRA.

For purposes of this section:

"Consumer Credit Data" shall mean any information obtained by Licensee, either directly or indirectly (including from the Participating Broker), which bears on a consumer's creditworthiness, credit standing, credit capacity, character, general reputation, personal characteristics, or mode of living and which is used or expected to be used or collected in whole or in part for the purpose of serving as a factor in underwriting a Mortgage Loan Application or performing a Prequalification Analysis.

"FCRA" shall mean the federal Fair Credit Reporting Act, codified at 15 U.S.C.
Section 1681 et seq., and the Federal Trade Commission's Official Staff Commentary to the Fair Credit Reporting Act.

"Mortgage Loan Application" shall refer to the submission by a mortgage loan applicant of financial information and identification of the specific property to secure the mortgage loan for the purpose of obtaining an underwriting decision.

"Prequalification Analysis" shall mean the evaluation of Consumer Credit Data with respect to a prospective mortgage loan applicant for the purpose of evaluating such prospective applicant's qualification for mortgage financing, other than in connection with a Mortgage Loan Application.



                                       D-1